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Rise Gold Announces Financing of C$2.5 million

October 16, 2018 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (“Rise Gold” or the “Company”) announces that the Company intends to raise up to C$2.5 million through the issuance of up to 25,000,000 units (each a “Unit”) at a price of C$0.10 per Unit, with each Unit comprising one share of common stock (a “Share”) and one-half of one share purchase warrant. Each whole warrant (a “Warrant”) entitles the holder to acquire one Share at an exercise price of C$0.13 until October 16, 2020.

The Company is pleased to announce that Yamana Gold Inc. (TSX: YRI; NYSE: AUY) through a wholly-owned subsidiary, Meridian Jerritt Canyon Corp., (the “Acquiror”) has completed a strategic initial investment in the financing of C$1.75 million through the purchase of 17,500,000 Units.  As a result of the investment, the Acquiror now owns approximately 12.6% of Rise Gold’s issued and outstanding shares on a non-diluted basis, and approximately 17.8% of Rise Gold’s issued and outstanding shares on a partially diluted basis, assuming the exercise of the Warrants held by the Acquiror. Prior to the completion of the financing, the Acquiror did not hold any securities of Rise Gold. Yamana is a Canadian-based gold producer with significant gold production, gold development stage properties, exploration properties, and land positions throughout the Americas including Canada, Brazil, Chile and Argentina.

In connection with the financing, Rise Gold has granted the Acquiror a right to participate in any future equity financings of Rise Gold to maintain and increase its equity ownership up to 19.9% of the issued and outstanding shares the Company. In addition, the Acquiror will be permitted to nominate one individual to the board of directors of Rise Gold and to appoint two members to Rise Gold’s advisory committee. Rise Gold has also granted the Acquiror an exclusive right of first offer and first refusal for a period of six months following the closing of the financing, in respect of any proposed transfer or sale by Rise Gold of any interest, including a joint venture interest, in all or any part of the Idaho-Maryland Gold Project, on terms and conditions to be agreed upon by the parties.

All securities issued pursuant to the Private Placement will be subject to statutory hold periods in accordance with applicable United States and Canadian securities laws. The Company will use the proceeds from the Private Placement for the advancement of its Idaho-Maryland Gold Project and for general working capital.

In conjunction with the Acquiror’s investment, the Company will issue 875,000 share purchase warrants as a finder’s fee (the “Finder’s Warrants”) to Southern Arc Minerals Inc. (“Southern Arc”). Each Finder’s Warrant entitles the holder to acquire one share at an exercise price of C$0.13 until October 16, 2020.   Southern Arc is an insider of the Company by virtue of its shareholdings, and as a result, the payment of the finder’s fee constitutes a “related party transaction” under Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”).  The related party transaction is exempt from the formal valuation requirements of Section 5.4 of MI 61-101 pursuant to subsection 5.5(a) of MI 61-101, and exempt from the minority approval requirements of Section 5.6 of MI 61-101 pursuant to subsection 5.7(1)(a) of MI 61-101.  The Company will file a material report.  A material change report was not filed more than 21 days prior to closing as contemplated by the related party transaction requirements under MI 61-101 as the insider participation was only recently confirmed.

The securities offered have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws and may not be offered or sold absent registration or compliance with an applicable exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws.

While the Acquiror currently has no plans or intentions with respect to the Rise Gold securities, depending on market conditions, general economic and industry conditions, trading prices of Rise Gold’s securities, Rise Gold’s business, financial condition and prospects and/or other relevant factors, the Acquiror may develop such plans or intentions in the future and, at such time, may from time to time acquire additional securities, dispose of some or all of the existing or additional securities or may continue to hold the Rise Gold shares, Warrants or other securities of Rise Gold.

A copy of the early warning report filed by the Acquiror will be available under Rise Gold’s profile on SEDAR at www.sedar.com or by contacting Sofia Tsakos, Senior Vice President, General Counsel and Corporate Secretary at 416-815-0220. The Acquiror’s head office is located at Royal Bank Plaza, North Tower, 200 Bay Street, Suite 2200, Toronto, ON, M5J 2J3.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company. The Company’s principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. The Idaho-Maryland Gold Mine is a past producing gold mine with total past production of 2,414,000 oz of gold at an average mill head grade of 17 gpt gold from 1866-1955. Historic production at the Idaho-Maryland Mine is disclosed in the Technical Report on the Idaho-Maryland Project dated June 1st, 2017 and available on  Rise Gold is incorporated in Nevada, USA and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 650, 669 Howe Street

Vancouver, BC V6C 0B4

T: 604.260.4577

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.